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                                                                     EXHIBIT 5.1

                                November 26, 2003

Introgen Therapeutics, Inc.
301 Congress Avenue, Suite 1850
Austin, Texas 78701

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Introgen Therapeutics, Inc., a Delaware corporation (the "Company") in connection with the registration of the offer and sale of 2,859,427 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), pursuant to the registration statement on Form S-3 (File No. 333-107799) filed by the Company with the Securities and Exchange Commission (the "Commission") on August 8, 2003 (the "Registration Statement").

The offering and sale of the Common Stock is proposed to be made pursuant to a Placement Agent Agreement dated November 26, 2003 (the "Placement Agent Agreement") by and among the Company, SG Cowen Securities Corporation and First Albany Capital Inc. (the "Placement Agent Agreement").

We have examined copies of the Placement Agent Agreement, the Subscription Agreements executed by the Company and each of the purchasers of the Common Stock (the "Subscription Agreements"), the Registration Statement, the Prospectus included in the Registration Statement as of its effective date, and the Prospectus Supplement filed by the Company with the Commission on November 26, 2003 (the "Prospectus Supplement"). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that:

The shares of Common Stock have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Subscription Agreements, will be validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:


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We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K which is incorporated by reference into the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus Supplement and elsewhere in the Registration Statement and the Prospectus Supplement.


                                          Sincerely,

                                          /s/ Wilson Sonsini Goodrich & Rosati

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation